Exhibit 23.03
Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 June 17, 2003

               We hereby consent to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement on Form S-3 of Potomac Electric Power Company relating to up to $750,000,000 in aggregate offering price of Senior Notes, First Mortgage Bonds, Medium Term Notes, and Preferred Stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ COVINGTON & BURLING Covington & Burling